EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated May 13, 2008 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 757 (Energy Portfolio, Series 26, Diversified Healthcare Portfolio, Series 43, Financial Institutions Portfolio, Series 38, Utility Income Portfolio, Series 24 and Cohen & Steers REIT Income Portfolio 2008-2 ) as of May 13, 2008 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
May 13, 2008